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American Rebel Establishes Its Own Manufacturing Facility in the USA

Unprecedented Demand for Safes Drives Company Expansion into Manufacturing

CHANUTE, KS (Accesswire) / December 7, 2020 / American Rebel – America’s Patriotic Brand (OTCQB: AREB) proudly announces the establishment of its own manufacturing facility in Chanute, KS. Company founder Andy Ross and Company advisor Stan Ross’s father Bud Ross founded two legendary companies, Kustom Electronics and Birdview Satellite, in Chanute. Bud Ross’s significant contributions to Chanute are memorialized by the city naming a street Ross Lane in the Chanute Industrial Park in honor of Bud Ross; and the new American Rebel facility is proud to be located on Ross Lane.

“It is fitting that American Rebel’s new manufacturing facility be located on Ross Lane in Chanute,” said Andy Ross, American Rebel founder and CEO. “Matthew Godinez from the Chanute Regional Development Authority and other family and friends have welcomed Stan and I back to Chanute and we couldn’t be more excited about the future. Steve Small, who worked with my dad at Kustom and Birdview, will run the facility and Greg Tallent, a friend of mine from high school, will be Steve’s right hand man and oversee the accounting.”

“The Chanute Regional Development Authority is pleased to be a part of the Economic Recruitment and Development Agreement process and will work towards the best incentive program on both the state and local levels so that American Rebel will get the best start possible in Chanute,” said Matthew Godinenz, Executive Director with the Chanute Regional Development Authority. “With that in mind, we will be exploring all options with the City of Chanute so that American Rebel can construct their new location successfully and efficiently. In addition, the Chanute Regional Development Authority will be actively working with American Rebel to secure Industrial Revenue Bonds to facilitate construction and heavy equipment needs.”

Young’s Welding, quality steel fabricators since 1934 and a provider of parts to Bud Ross’s Birdview Satellite, will provide sub-assemblies for American Rebel. “Working with Darryn and his team at Young’s is a dream come true for American Rebel. We greatly benefit from their many years of steel fabrication experience and the scale of their operation,” said Andy Ross.

“From the economic development standpoint, projects where you get to recruit a new business to Chanute plus work with a long standing Chanute business like Young’s Welding has been a real pleasure and will be very rewarding for the Chanute community,” said Matthew Godinez.

“We’re designing a new product line to be built in America in Chanute,” said Andy Ross. “Nathan Findley, President of American Rebel Safes, and his design team in Kansas City have created great proprietary designs that we believe our customers will love. And made in America – perfect for American Rebel.”

About American Rebel

American Rebel Holdings, Inc. (OTCQB: AREB) is a fully reporting wholesale and retail sales company of safes, concealed carry apparel and backpacks based in Lenexa, Kansas, and Nashville, Tennessee. The company recognizes the need to safely secure assets, most vital which include firearms, valuables, and secured substances; and to be concealed and safe. American Rebel is currently focused on fulfilling the need for an ever-growing gun storage solution demand as well as operate in the concealed carry market to meet the needs of nearly 20M concealed carry permit holders as well as individuals exercising their Second Amendment rights in 11 permit-less states not required to have permits. The gun safe market is a $2B sector and the concealed carry market is an over $1B sector and both sectors are poised for continued growth as gun sales have increased over 60% since 2010 and there are an estimated 400 million guns in the US alone. Additionally, American Rebel has also recognized the opportunity to meet inventory locking requirements with safe applications for cannabis dispensaries. Dispensaries are often required to lock their inventory after hours and American Rebel safes satisfy those requirements. To meet this opportunity, American Rebel designed the first Inventory Control Safe customized for the $35B cannabis industry and launched Home Grown Safes as a dedicated brand for cannabis-related products. American Rebel utilizes the Harley-Davidson model of a lifestyle brand known for their higher-priced item (motorcycles and safes) supported by lower-priced brand building items. For more information on American Rebel, go to www.AmericanRebel.com.

Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, projected revenues from the sales of its products through its other on-line channels, estimated market for its products, and statements about achieving its other development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contact:

American Rebel Investor Relations

(833) 267-3235

info@AmericanRebel.com